MUTUAL HEALTH SYSTEMS, INC.



                         SUPPORT SERVICES AGREEMENT



                       "GENTLE DENTAL OF WASHINGTON"



                           DATE: JANUARY 1, 1996
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                             TABLE OF CONTENTS

      Section                                                           Page

1.    Facilities                                                           4
2.    Furniture, Fixtures and Equipment                                    4
3.    Use of Trade Names and Trademarks                                    5
4.    Administrative Services                                              5
5.    Duties of Group                                                      9
6.    Relationship of Parties                                             11
7.    Confidential Information and Trade Secrets                          12
8.    Working Capital                                                     13
9.    MHS' Compensation                                                   14
10.   Definitions                                                         14
11.   Miscellaneous Authority and Duties of the Parties                   15
12.   Term and Termination                                                16
13.   Indemnification                                                     17
14.   Assignment                                                          17
15.   Governing Law                                                       17
16.   Waiver                                                              17
17.   Amendment                                                           17
18.   Entire Agreement                                                    18
19.   Notice                                                              18
20.   Arbitration                                                         19
21.   Miscellaneous Provisions                                            19


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                         SUPPORT SERVICES AGREEMENT
                         --------------------------


This Agreement is effective as of January 1, 1996 (the "Effective Date") by and between Mutual Health Systems, Inc., a Washington corporation ("MHS"), and Tse, Saiget, Watanabe & McClure, Inc., P.S., a Washington professional services corporation, d/b/a Gentle Dental of Washington ("Group"), and is made with reference to the following facts:

A. Group is a Washington professional service corporation able to practice dentistry in and pursuant to the laws of the State of Washington.

B. Group delivers dental services to enrolled members of health care plans and to the public at large. Group's dental services are performed by employed dentists, and by independent dentists under contract with Group.

C. Group employs dentists, hygienists, nurses and dental assistants only. Group desires to retain a number of various types of dental professionals, including practitioners of various specialties, in many different locations in order to create an extensive provider network. Group does not employ and is not desirous of employing administrative and management staff or any other personnel. Group desires to confine its operations to the delivery of dental care services free from concern over administrative matters. Group therefore desires to contract with MHS to provide business support services which will enable Group to concentrate on the development and management of the professional aspects of its dental practice.

D. Group wishes to lease or utilize certain offices and facilities, equipment, furnishings and supplies which are owned or leased by MHS and which are necessary for Group to operate dental clinics.

E. MHS has special expertise and experience in the operation and marketing of dental clinics of the type intended to be operated by Group. MHS has developed and will continue to develop expertise in the non-dental aspects of dental facilities where professional dental care has been and will be provided at low cost because of efficiencies of scale and administrative expertise.

F. Group wishes to engage MHS to provide Group with certain personnel and all necessary and appropriate services relating to the development, marketing, operations, and administration of all non-dental facets of Group's dental clinics.

G. Group and MHS are parties to a Support Services Agreement dated as of January 1, 1995, as amended (the "Prior Agreement"), and now desire to clarify certain aspects of their existing relationship by entering into this Agreement.

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NOW, THEREFORE, Group hereby exclusively engages MHS, and MHS agrees with
Group, to provide Group the following described facilities, equipment, and services so as to enable Group to deliver to its patients efficient and cost-effective dental care, in accordance with the following terms and conditions:

          1. Facilities.

     During the term of this Agreement, and all renewals and extensions hereof, MHS shall lease to Group, for Group's use, suitable facilities (hereafter referred to individually as a "Clinic" and collectively as the "Clinics") for Group to perform its dental care services. The Clinics will be provided in those locations designated by Group and shall include those tenant improvements that are reasonably required by Group. MHS shall bear all development costs, acquisition costs, or lease costs associated with the provision of these facilities and shall assume the economic risk for, and shall otherwise be fully liable under, all leases or property development agreements. Title to, or rights of tenancy to, the Clinics shall remain in MHS, and upon termination of this Agreement, Group shall immediately surrender the Clinics to MHS.

          2. Furniture, Fixtures and Equipment.

     During the term of this Agreement, and all renewals and extensions hereof, MHS shall lease to Group, at each Clinic at which Group performs its dental care services, the dental equipment, office equipment, furniture, fixtures, furnishings and leasehold improvements reasonably necessary for Group to perform its dental care services.

     The use by Group of such furniture, fixtures, furnishings, and equipment shall be subject to the following conditions:

     a. Title to all such furniture fixtures, furnishings, and equipment shall remain in MHS and upon termination of this Agreement, Group shall immediately return and surrender all such furniture, fixtures, furnishings, and equipment to MHS in as good condition as when received, normal wear and tear excepted. Group expressly agrees to execute any appropriate UCC-1 Financing Statement and UCC-1 Fixture Filings, if so requested in writing by MHS.

     b. MHS shall be fully and entirely responsible for all repairs and maintenance of all such furniture, fixtures, furnishings, and equipment; provided, however, that Group agrees that it will use its best efforts to prevent damage, excessive wear, and breakdown of all such furniture, fixtures, furnishings, and equipment and shall advise MHS of any and all needed repairs and equipment failures.

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          3. Use of Trade Names and Trademarks.

     During the term of this Agreement, Group shall have a non-exclusive license to use the name "Gentle Dental," together with such insignia, logos, slogans and other trademarks as MHS may develop in association with such name. Group shall comply with all guidelines and restrictions concerning use of such name and trademarks as MHS may reasonably impose from time to time. Ownership of such name and trademarks and the sole right to license the use of such name and all related trademarks shall remain in MHS. In the event of termination of this Agreement, Group shall cease all use of such name and all associated trademarks unless MHS otherwise agrees in writing.

          4. Administrative Services.

     During the term of this Agreement, and all renewals and extensions hereof, Group hereby engages MHS as the exclusive provider of all non-dental functions and non-dentist services relating to the operation of the Clinics; and MHS agrees to furnish to Group all of the non- dental functions and services that may be reasonably needed by Group in connection with the operation of the Clinics. Such non-dental services and functions shall include the following:

     a.   Bookkeeping and Accounts

          MHS shall provide all bookkeeping and accounting services reasonably necessary or appropriate to support the Clinics, including, without limitation, maintenance, custody and supervision of all of business records, papers, documents, ledgers, journals and reports (the "Books and Records"), the preparation, distribution and recording of all remittances by Group for accounts payable or payroll, and the preparation, distribution and recording of all bills and statements for professional services rendered by Group, including the billing and completion of reports and forms required by insurance companies, governmental agencies or other third-party payors (such records, papers, documents, ledgers, journals and reports shall not be deemed to include patient records and other records, reports and documents which relate to patient treatment by Group's dentists). The Books and Records at all times shall be materially correct and complete and contain correct and timely entries made with respect to transactions entered into pursuant hereto in accordance with generally accepted accounting principles ("GAAP") as in effect at such time.

          It is understood, however, that all such business records, papers and documents are the sole property of Group, shall be available for inspection by Group at all times, and shall be delivered to Group upon termination of this Agreement. Group shall provide MHS with a complete copy of all such documents, records, and papers at Group's expense upon termination of this Agreement.

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     b.   Contract Administration.

          MHS shall provide Group with administrative services reasonably necessary to enable Group to perform on a timely basis all non-dental aspects of prepaid dental care contracts and other dental care contracts of Group. Such services shall include the preparation and analysis of reports to enable Group to provide dentist staffing and supervision at the Clinics for the rendering of efficient and appropriate dental care to patients.

     c.   Non-dentist Personnel.

          MHS shall employ and provide such support personnel to Group as may be reasonably necessary to enable Group to perform its dental services at the Clinics subject to the following:

          i. MHS shall provide all personnel at the Clinics excluding dentists, dental assistants, nurses and dental hygienists. This shall include, but is not limited to, the provision of all receptionists, secretaries, clerks, purchasing and marketing personnel, janitorial and maintenance personnel, and nondentist supervisory personnel as may be deemed reasonably necessary by MHS for the proper and efficient operation of the Clinics;

          ii. MHS shall be responsible for hiring and firing all such support personnel, and shall determine compensation for all such personnel, including the determination of the salaries, fringe benefits, bonuses, health and disability insurance, workers' compensation insurance, and any other benefits that each such employee shall receive; and

          iii. MHS shall manage and supervise all licensed support personnel employed on behalf of Group at the Clinics, including, but not limited to all nurses, dental assistants, and dental hygienists, regarding those aspects of their employment that do not involve performance under the scope of their licensure; provided, however that Group shall manage and supervise all activities of such licensed support personnel performed under the scope of their licensure. Group shall be solely responsible for management and supervision of dentists.

          Provision of dental services during extended hours of operation, generally including at least 60 hours per week during which Clinics are open to the public, is a central feature of Group's operations and competitive strategy. MHS agrees to provide


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          staffing as reasonably required to permit operation of the
          Clinics during extended hours of operation.

     d.   Supplies.

          MHS shall acquire and supply to Group all dental and other supplies of every kind, name or nature, which may reasonably be required by Group for the operation of the Clinics, provided that Group shall be responsible for ordering, receiving and handling all pharmaceuticals and related supplies for which state or federal certification, registration or licensure is required.

     e.   Security and Maintenance.

          MHS shall provide to Group all services and personnel reasonably necessary to provide Group with proper security, maintenance, and cleanliness of the Clinics and the furniture, fixtures, equipment, and leasehold improvements located thereat. Additionally, MHS shall furnish to or obtain for Group all laundry, linens, uniforms, printing, stationery, forms, telephone service, postage, duplication services, and any and all other supplies and services of a similar nature which are reasonably necessary in connection with the day-to-day operation of the Clinics.

     f.   Dentist Recruiting.

          MHS shall assist Group in recruiting and screening prospective dentists and licensed support personnel as employees or contractors for Group. Group shall be solely responsible for hiring, supervision, training, evaluation and termination of dentists. Group shall be responsible for hiring and termination of licensed support personnel and for all supervision, training and evaluation of such personnel with respect to all activities performed under the scope of their licensure.

     g.   Insurance.

          MHS shall use all reasonable efforts to obtain for Group and maintain in full force and effect during the term of this Agreement, and all extensions and renewals thereof, comprehensive commercial liability and property insurance which MHS reasonably determines to be appropriate to protect against loss in the nature of fire, other catastrophe, theft, business interruption, public liability, and non-dental negligence, with minimum coverage limits of $1,000,000 per occurrence. MHS shall assist Group in obtaining dental malpractice insurance for Group and its dentist employees.

     h.   Billing and Collection


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          In order to relieve Group of the administrative burden of
          handling the billing and collection of sums due for the delivery of dental services, MHS shall be responsible, on behalf of and for Group and any contract dentists or independent dentists or other organizations practicing dentistry for or on behalf of Group, on their respective billheads as their agent, for billing and collecting the charges with respect to all dental and other services provided at the Clinics. Group agrees that it will keep and provide to MHS all documents, opinions, diagnosis, recommendations, and other evidence and records necessary for the purpose of supporting the fees charged for all dental and other services from time to time.

          It is expressly understood that the extent to which MHS will endeavor to collect such charges, the methods of collecting, the settling of disputes with respect to charges and the writing off of charges that may be or appear to be uncollectible shall at all times be within the sole discretion of MHS (but subject to all applicable governmental regulations and the terms and conditions of applicable provider agreements) and that MHS does not guarantee the extent to which any charges billed will be collected.

          Group or its duly authorized agent shall have the right at all reasonable times and upon the giving of reasonable notice to examine, inspect and copy the records of MHS pertaining to such fees, charges, billings, and collections. At Group's request, MHS will re-assign to Group, for collection by Group, any accounts which MHS has determined to be uncollectible.

     i.   Bank Accounts and Disbursements.

          During the term of this Agreement, MHS is hereby expressly authorized to, and shall, disburse from one or more bank accounts of Group sums for the payment of Group's expenses as described in
          Section 5, MHS' compensation as described in section 9, and all other costs, expenses and disbursements which are required or authorized by this Agreement. For administrative convenience, MHS shall maintain said bank accounts.

     j.   Market Research.

          MHS shall conduct market research with respect to rates, charges, competitive conditions, competition and business opportunities for MHS and Group. MHS shall compile such information and provide marketing reports and analyses to Group. All such marketing services shall be conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies.

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Mutual Health Systems, Inc. - Support Services Agreement                   8
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     k.   Contract Negotiations.

          MHS shall negotiate on Group's behalf contracts with health plans, preferred provider organizations, other group plans, independent provider associations, employers, hospitals, dentists and others for Group's services at the Clinics, for admission of Group's patients for hospitalization, and for the provision of dental care services for Group's patients by other dentists with specialties not available at Group. Group shall have final approval and authority with respect to such contracts, and Group shall have the sole and absolute right not to enter into any such contracts.

     l.   Management and Planning Reports.

          MHS shall supply Group on a regular, periodic basis such internal reports as may be necessary or appropriate for the parties to assist each other in evaluating the non-dental aspects of the performance and productivity of their respective employees and contractors as well as in evaluating the efficiency and effectiveness of the rendition of their respective management and other nonprofessional services. MHS shall provide Group with data and reports for Group's exclusive use in conducting Group's dental practice, evaluating the performance of Group's dentists and for other purposes related to maintaining and improving patient care quality and improving the efficiency of Group's dentists.

          5. Duties of Group

     a.   Conduct of Dental Practice.

          Group shall be solely and exclusively in control of all aspects of the practice of dentistry and the delivery of dental services at the Clinics. The rendition of all dental professional services, including, but not limited to, diagnosis, treatment, surgery, therapy and the prescription of medicine and drugs, and the supervision of preparation of dental reports shall be the responsibility of Group. Group shall have the sole right and authority to hire, employ, train, supervise, terminate, and compensate all of its dentist-contractors and dentist-employees, dental assistants, and dental hygienists.

          MHS shall have no authority whatsoever with respect to such activities, and shall have no authority with respect to the establishment of fees or charges for the rendition of such services.

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     b.   Staffing of Clinics

          Group agrees to assign a dentist to act as Clinical Director at each Clinic. Group will assure that each Clinic is adequately staffed during operating hours, including extended hours of operation, with such dental personnel as may be necessary to efficiently carry out the practice of dentistry at each Clinic.

     c.   Professional Personnel.

          Group shall ensure that dentists and other licensed personnel employed or contracted by Group are properly licensed and trained. Group shall be responsible for monitoring quality of care, responding to any patient complaints concerning dental services and undertaking appropriate quality improvement activities. Group shall arrange for continuing education for licensed personnel in accordance with all legal requirements and good professional practice.

     d.   Wages, etc.

          Group shall be solely responsible for payment of all wages, salaries, bonuses and benefits of its employed licensed personnel, including all payroll taxes, vacation and sick pay, insurance and pension or profit sharing contributions.

          Group shall be solely responsible for payment of all amounts due to contracted licensed personnel under service contracts with Group. MHS shall provide payroll processing and accounts payable services as provided in this Agreement.

     e.   Professional Expenses.

          Group shall pay all professional dues and license fees, continuing education costs and similar costs incurred by Group's employees. Group shall pay the cost of all professional liability insurance maintained pursuant to paragraph 5.f.

     f.   Professional Liability Insurance.

          Group shall continuously maintain throughout the term of this Agreement professional liability (malpractice) insurance for all licensed personnel of Group in amounts not less than $1,000,000 per incident and $3,000,000 annual limit for each dentist and dental hygienist employed by Group. Group shall purchase extended reporting endorsements ("tail coverage") for personnel leaving employment with Group, or on change in insurance policies, if such coverage is available at reasonable rates. Group shall require all contracted dentists and dental hygienists to maintain similar coverages. The minimum amounts of insurance required by

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Mutual Health Systems, Inc. - Support Services Agreement                  10
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          this Agreement shall be increased as necessary to reflect current standards for dental malpractice coverage.

          6. Relationship of Parties.

     The President of Group, or another licensed dentist designated by Group, shall act as Group's liaison to MHS. Group shall delegate to such person all authority to make decisions on behalf of Group concerning day-to-day operations. The person so designated shall consult with MHS on operational matters as requested. If approval by directors or shareholders of Group is required or requested for any action recommended or referred for approval by MHS, Group shall take all reasonable steps to promptly refer the matter for decision to Group's directors or shareholders, as appropriate.

     Group designates MHS' President, or his representative, as Group's Attorney-In-Fact, with full right and authority, but in each instance at Group's express direction, to execute contracts on behalf of Group, including, but not limited to health plan agreements and employment agreements. As Attorney-In-Fact, MHS' President shall have the right to authorize expenditures on behalf of Group for all activities related to its business.

     Notwithstanding the above, this Agreement is a business support services agreement only. MHS shall have no control over Group, and Group shall retain the sole and exclusive authority over all aspects of its dental practice including, but not limited to, the authority to approve the locations of Clinics, the types of improvements, furnishings, equipment and supplies to be utilized, the manner of practice of dentistry or related ancillary services, marketing approaches or advertisements, choice of dental personnel, treatment decisions, assignment of patients to professionals, the content of dental evaluation reports, fees charged, programs and services engaged in, and any aspects of dental practice not listed that are the sole prerogative of a duly licensed dentist under applicable state law.

     In the performance of this Agreement, it is mutually understood and agreed that all dentists, dental hygienists and dental assistants practicing at any of the Clinics are at all times acting and performing as employees of Group or as contractors with Group ("Group's Personnel") and not as employees or agents of MHS. MHS shall neither have nor exercise any control or direction over the methods by which Group or Group's Personnel shall practice dentistry.

     Group and Group's Personnel shall have no claim under this Agreement or otherwise against MHS for workers' compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits, or any other employee benefits, all of which shall be the sole responsibility of Group. Since the Group's Personnel are not employees of MHS, MHS shall not withhold on behalf of Group's Personnel pursuant to this Agreement any sums for income tax, unemployment insurance, Social Security, or

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Mutual Health Systems, Inc. - Support Services Agreement                  11
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     otherwise pursuant to any law or requirement of any governmental agency, and all such withholding, if any is required, shall be the sole responsibility of Group. Group shall indemnify and hold harmless MHS from any and all loss or liability arising with respect to any of the foregoing benefits or withholding requirements.

     Group shall require all dentists in its employ to execute non-competition agreements in a form satisfactory to MHS that prohibit such dentists from providing dental services within five miles of a location at which they provided dental services for Group for a period of two years after termination of employment with Group. Group shall take all reasonable steps to enforce such agreements in the event of any breach thereof.

     All patient records, reports and information obtained, generated or encountered relating to Clinics shall at all times be the property of Group and so long as in the possession, use or control of either party, shall be kept in the strictest confidence by both parties. MHS shall instruct all of its personnel to keep confidential any such information, as well as any financial, statistical, personnel, and patient information obtained or encountered relating to Group or to Group's operations.

     Group shall not solicit, employ or contract with any employee of MHS or any entity or person that employs or contracts with any employee of MHS, for a period of two years after any such employee ceases to be employed by MHS. Should Group breach this specific provision, Group acknowledges that the damages to MHS would be difficult to ascertain, and shall as reasonable compensation and liquidated damages promptly pay MHS the sum of $40,000.

          7. Confidential Information and Trade Secrets.

     Group recognizes that due to the nature of this Agreement, Group will have access to information of a proprietary nature owned by MHS including, but not limited to, any and all computer programs, and any and all operating manuals or similar materials which constitute the non-dental systems, policies, procedures, and methods of doing business developed for the operation of facilities managed by MHS. Consequently, Group acknowledges and agrees that MHS has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and trade secrets of MHS. Group hereby waives any and all right, title and interest in and to such trade secrets and confidential information and agrees to return all copies of such trade secrets and confidential information related thereto to MHS, at Group's expense, upon the termination of this Agreement.

     Group further acknowledges and agrees that MHS is entitled to prevent its competitors from obtaining and utilizing its trade secrets and confidential information. Therefore, Group agrees to hold MHS' trade secrets and confidential information in strictest

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     confidence and not to disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with MHS or Group, without the prior written consent of MHS. Group shall not, either during the term of this Agreement, or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than persons or entities who are employed by or affiliated with MHS or Group any confidential or proprietary information or trade secret information obtained by Group from MHS, except as otherwise required by law. Group agrees to require each independent contractor and employee of the Group, and any such persons or entities to whom such information is disclosed for the purpose of performance of MHS' or Group's obligations under this Agreement, to execute a "Confidentiality Agreement" regarding such information in such form as from time-to-time may be approved by Group and MHS.

     Group acknowledges and agrees that a breach of this Paragraph 7 will result in irreparable harm to MHS which cannot be reasonably or adequately compensated in damages, and therefore MHS shall be entitled to injunctive and/or equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which MHS may be entitled.

          8. Working Capital.

     a.   Assignment of Accounts Receivable to MHS.

          Group hereby assigns, without recourse, to MHS all of Group's accounts receivable and other rights and interests in all sums which Group receives or becomes entitled to receive for the performance of dental services by Group's Dentists, for other services performed by employees of Group, and for charges by Group for supplies and other items for which Group is entitled to charge as reflected in invoices issued by Group with respect to the Clinics; provided, however, that no assignment shall be made of any sums or rights to payment the assignment of which is prohibited by law.

     b.   Remittance to Group.

          Periodically, as required to meet Group's financial obligations, and after deduction of amounts which are retained by MHS as compensation, cash equal to all remaining Net Revenues shall be remitted to Group. Group shall be responsible for paying the expenses described in section 5 above from funds of Group.


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          9. MHS' Compensation.

     For its services hereunder, including lease of all facilities, furniture, fixtures and equipment at the Clinics, provision of all employees of MHS who perform services at or for the Clinics, and provision of insurance, supplies and management services contemplated hereunder, Group shall pay MHS the following service fee:

     during the first calendar year after the Effective Date,
       50% of Net Revenues
     during the second calendar year after the Effective Date,
       51% of Net Revenues
     during the third calendar year after the Effective Date,
       52% of Net Revenues
     during the fourth calendar year after the Effective Date,
       53% of Net Revenues
     during the fifth calendar year after the Effective Date,
       54% of Net Revenues
     during the sixth calendar year and for the remainder of the term of this Agreement and any renewal term 55% of Net Revenues. The service fee can be adjusted by mutual agreement from time to time. Payment shall be made by deduction of the amount due from amounts remitted to Group as provided in paragraph 8.b. above. Monthly payments shall be made based on unaudited Net Revenues year-to-date; final adjustment of the fee shall be made based on audited Net Revenue for the calendar year.

     For 1996, the service fee payable to MHS under this Agreement is allocated to the following services:

          10% of Net Revenues          Rents and utilities
          30% of Net Revenues          Support staff and administrative services
          10% of Net Revenues          Supplies

Increases in MHS' service fee in 1997 and following shall be allocated proportionately to each of the three service categories. In 2001 and following, the allocations will be:

          11% of Net Revenues          Rents and utilities
          33% of Net Revenues          Support staff and administrative services
          11% of Net Revenues          Supplies

          10. Definitions.

     Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with generally accepted accounting principles ("GAAP"), and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of MHS's financial statements.


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     "Gross Revenues" means all billings by Group for services rendered during the term of this Agreement, billed at Group's standard rates. For purposes of capitated service contracts, "Gross Revenues" means the amount of revenue received under the service contract for services rendered during the term of this Agreement.

     "Net Revenues" means all Gross Revenues net of allowances for contractual discounts and bad debt. Bad debt allowances shall be determined in accordance with GAAP. Contractual discount allowances shall be based on reasonable estimates as determined by MHS.

          11. Miscellaneous Authority and Duties of the Parties.

     MHS is hereby exclusively authorized by Group to perform all services required of MHS pursuant to the terms of this Agreement as MHS deems reasonable and appropriate in order to meet the day-to-day requirements of Group. MHS may subcontract with other persons or entities to perform any part or all of the services required of MHS hereunder.

     Each of the parties agrees to cooperate fully with the other in connection with the performance of their respective obligations under this Agreement, and both parties agree to employ their best efforts to resolve any dispute that may arise under or in connection with this Agreement. Subject to MHS maintaining the confidentiality of patient records and Group's confidential information, Group shall provide to MHS full and complete access to the Group's premises, and to Group charts, Books and Records, in order that MHS can perform its functions hereunder.

     During the term of this Agreement, at Group's direction MHS shall add facilities or clinics for the practice of dentistry by Group, and Group shall staff those facilities with dental personnel and shall deliver dental services therein. MHS shall exclusively provide the services contemplated by this Agreement in those facilities. Group shall not open or otherwise participate in the operation of any dental clinics or otherwise expand its operations other than through the exclusive relationship with MHS as described in this Agreement.

     Notwithstanding any other provisions contained herein, MHS shall not be liable to Group, and shall not be deemed to be in default hereunder, for the failure to perform or provide any of the supplies, services, personnel, or other obligation to be performed or provided by MHS pursuant to this Agreement if such failure is a result of a labor dispute, act of God, or any other event which is beyond the reasonable control of MHS.

          12. Term and Termination.

     a. Unless sooner terminated in accordance with the provisions of this Agreement, this Agreement shall remain in effect for an initial term of forty (40) years after the

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          Effective Date. Following the initial term, this agreement shall be automatically renewed for successive ten (10) year renewal terms unless more than 180 days prior to the end of the initial term or any renewal term either party gives notice of termination.

     b.   This Agreement may be terminated by any of the following:

          i. In the event of a material breach of this Agreement by either party, the other party shall have the right to cancel this Agreement by service of written notice upon the defaulting party (the "Default Notice"). In the event such breach is not cured within thirty (30) days after service of the Default Notice, this Agreement shall immediately terminate at the election of the non-defaulting party upon the giving of a written notice of termination to the defaulting party no later than thirty (30) days after the giving of the Default Notice, unless such breach cannot be cured within thirty (30) days and the defaulting party gives timely notice to the other party to such effect and promptly undertakes appropriate steps to effect such cure and pursues such action to conclusion.

          ii. MHS may terminate this Agreement upon one (1) day's notice in the event of the dissolution or liquidation of the Group.

          iii. Upon institution of any voluntary or involuntary bankruptcy, reorganization, insolvency or receivership proceedings, or any assignment for the benefit of creditors, the other party may immediately terminate this Agreement on written notice to the party involved in such proceedings.

     c. Upon any termination of this Agreement, it is understood and agreed that the right of Group to occupy the Clinics and to use and possession of the furniture, fixtures, furnishings, equipment and leasehold improvements shall terminate, and Group shall immediately vacate and surrender possession to MHS of the Clinics, furniture, fixtures, furnishings, equipment and leasehold improvements as well as all other materials and supplies then located in or upon the premises of such Clinics.

          The various rights and remedies herein provided shall be cumulative and in addition to any other rights and remedies the parties may be entitled to pursue under the law. The exercise of one or more of such rights or remedies shall

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          not impair the rights of either party to exercise any other right or remedy at law or in equity.

          Termination of the Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of termination.

          13. Indemnification.

     Each party shall indemnify, hold harmless, and defend the other party from any and all liability, loss, claims, lawsuits, damages, injury, costs or expenses (including reasonable attorneys' fees incurred at trial, on appeal or on review) arising out of or incident to acts or omissions by such indemnifying party, its employees, contractors and subcontractors provided, however, neither party shall be liable to the other party hereunder for any claim covered by insurance, except to the extent the liability of such party exceeds the amount of such insurance coverage.

          14. Assignment.

     This Agreement, and the rights and obligations created hereunder, shall not be assignable by Group, either voluntarily or by operation of the law, without the express prior written consent of MHS. Any assignment without such consent shall be null and void. Group shall not sublet any Clinic or any part thereof, and Group shall not sublease any of the furniture, furnishings, leasehold improvements or equipment referred to in this Agreement without the express prior written agreement of MHS. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their heirs, executors and assigns.

          15. Governing Law.

     This Agreement shall be governed by and construed under the laws of the State of Washington.

          16. Waiver.

     The waiver of any covenant, condition or duty hereunder by either party shall not prevent that party from later insisting upon full performance of the same.

          17. Amendment.

     No amendment to the terms of this Agreement shall be binding on either party unless in writing and executed by the duly authorized representatives of each party.

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          18. Entire Agreement.

     This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof and supersedes all prior agreements, whether written or oral, and whether explicit or implicit, which have been entered into before the execution hereof. Should any litigation or arbitration arise between the parties, neither party shall (and each party hereby waives the right to) introduce any parol evidence which would tend to contradict or impeach any of the express written terms, conditions, and covenants of this Agreement.

          19. Notice.

     Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile, or if mailed, two days after the day of mailing, as follows:

     (i)  If to MHS to:

          Mutual Health Systems, Inc.
          7725 NE Highway 99, Suite B
          Vancouver, WA  98665
          Attention:  President

          With a copy to:

          Stoel Rives LLP
          900 SW Fifth Avenue, Suite 2300
          Portland, OR  97204-1268
          Attention:  Edward L. Epstein, Esq.

     (ii) If to Group:

          Tse, Saiget, Watanabe, & McClure, Inc. P.S.
          7725 NE Highway 99, Suite B
          Vancouver, WA  98665
          Attention:  President

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          20. Arbitration.

     Any disagreement which the parties are unable to resolve by mutual agreement shall be submitted to private arbitration in accordance with the rules of the American Arbitration Association ("AAA"), except as modified by this Agreement.

     The arbitration shall be conducted by a single, neutral arbitrator appointed in accordance with AAA procedures. Unless the parties agree otherwise, the arbitration proceedings and venue for the filing of exceptions, if any, shall be Clark County, Washington. Discovery of documents shall be permitted to the full extent permitted by the Federal Rules of Civil Procedure ("FRCP"). Other types of discovery available under the FRCP shall be permitted as the arbitrator shall find to be appropriate. The parties shall share equally the costs of the arbitrator and all other costs of arbitration, except that each party shall be solely responsible for its own attorneys' fees and expenses. Exceptions to the decision of the arbitrator can be filed in accordance with RCW 7.04.160; in addition to the grounds recognized in that statute, an exception may be filed based on mistake of law. Judgment on the arbitration award can be filed in any court with jurisdiction.

     Arbitration under this Agreement shall be governed by the Federal Arbitration Act, and by Washington law to the extent not inconsistent with the Federal Arbitration Act.

     To the greatest extent consistent with law and disclosure requirements applicable to either party, and except as required in a judicial proceeding contemplated by this section 20, the parties shall keep all matters relating to any arbitration confidential, including the existence and subject of the arbitration.

          21. Miscellaneous Provisions.

     a.   Changes In Law.

          In the event that any state or federal laws or regulations now in effect or enacted or promulgated after the execution of this Agreement are interpreted by judicial decision, regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the parties shall negotiate in good faith and shall seek agreement on modifications or amendments to this Agreement that appropriately address the possible violation of law or regulation while preserving the intent of this Agreement as nearly as possible. If the parties are unable to reach agreement within a reasonable time, the parties shall proceed as set forth in section 20.

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     b.   Partial Invalidity.

          If any one or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reasons whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

     c.   Heading, Titles.

          The headings appearing herein are for convenience and reference only and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement.

     d.   Binding Effect.

          Subject to the provisions contained herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

     e.   Covenants and Conditions.

          Each covenant hereof is a condition, and each condition hereof is as well a covenant by the parties bound thereby unless waived in writing by the parties hereto.

     f.   Approval and Consent.

          Whenever in this Agreement an approval or consent is required by one of the parties, the same shall not be unreasonably withheld.

     g.   Attorneys' Fees.

          In the event suit or action is brought to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover fees and expenses incurred in such action or proceeding, including reasonable attorneys' fees, incurred at trial, on appeal or on review.

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     h.   Supersedes Prior Agreement.

          This Agreement shall amend, restate and supersede the Prior Agreement and all amendments thereto effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.


MUTUAL HEALTH SYSTEMS, INC.       TSE, SAIGET, WATANABE & MCCLURE, INC. P.S.



-----------------------------     ------------------------------------------
John Castles                      William Saiget, DMD
President                         President

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Mutual Health Systems, Inc. - Support Services Agreement                  21